Exhibit 99.1

Celgene Exercises Early Option to Exclusively License GI-6207, a Novel Cancer Immunotherapy

LOUISVILLE, Colo., August 4, 2015 – GlobeImmune, Inc. announced today that Celgene Corporation exercised its option under the 2009 Collaboration and Option Agreement to exclusively license GI-6207, a Tarmogen® product candidate targeting cancers that express carcinoembryonic antigen (CEA). GI-6207 is the second Tarmogen product candidate licensed by Celgene under the collaboration. Under the terms of the agreement, GlobeImmune will receive an option exercise payment of $1.9 million, and is eligible for regulatory and sales milestones, as well as royalties on product sales in exchange for a worldwide license. GI-6207 is currently being evaluated in a Phase 2 clinical trial at the National Cancer Institute (NCI) to evaluate GI-6207 in subjects with medullary thyroid cancer (MTC).

“We are very pleased that Celgene has exercised their option to license this program,” said Timothy C. Rodell, M.D., FCCP, President and CEO of GlobeImmune, Inc. “We look forward to results from the MTC phase 2 trial in the second half of 2016.”

GI-6207-02 - Phase 2 MTC Trial

GI-6207-02 is a 34 patient, randomized Phase 2 study being conducted at the NCI, which is approximately 80% enrolled. Under the protocol, patients are administered either GI-6207 for one year or observed for six months and then administered GI-6207 for one year. The primary endpoint for the trial will be the effect of GI-6207 on changes in calcitonin levels. Calcitonin is a tumor marker that correlates with tumor size in MTC. Elevated calcitonin values after surgery indicate persistent or recurrent disease. [www.clinicaltrials.gov; NCT01856920]

Medullary Thyroid Cancer

Thyroid cancer is the most common type of endocrine malignancy in the U.S. with approximately 62,450 new cases estimated in 2015. Medullary thyroid cancer, a subtype of thyroid cancer has a poor prognosis with approximately 25 percent and 10 percent of patients alive at five and ten years, respectively. Furthermore, metastatic MTC is largely unresponsive to conventional chemotherapy and radiotherapy. Two drugs have been approved for the treatment of metastatic MTC. Both of these products were approved on the basis of improved progression free survival; neither has yet shown improved overall survival, and both of them have substantial side effects that limit their use.

GI-6207

The GI-6207 is a Tarmogen that expresses a modified version of CEA protein as the target cancer antigen. CEA is over-expressed in multiple human epithelial cancers, including MTC, where studies have indicated CEA is almost universally expressed and is a diagnostic marker of the disease. Preclinical studies have shown that GI-6207 can induce an immune response to CEA as well as therapeutic anti-tumor responses. In a previous Phase 1 study of monotherapy GI-6207, 20% of subjects (5/25) had stable or decreased CEA levels and stable disease after receiving GI-6207.

About GlobeImmune

GlobeImmune is a biopharmaceutical company focused on developing products for the treatment of cancer and infectious diseases based on its proprietary Tarmogen® platform. Tarmogens activate the immune system by stimulating cellular immunity, known as T cell immunity, in contrast to traditional vaccines that predominately stimulate antibody production. To date, Tarmogen product candidates have been generally well tolerated in clinical trials for multiple disease indications and are efficient to manufacture. In 2009, the Company entered into a worldwide strategic collaboration and option agreement with Celgene Corporation focused on the discovery, development and commercialization of product candidates intended to treat cancer. Under this agreement, Celgene exercised their option to take an exclusive worldwide license to the GI-6300 Tarmogen product series, including GI-6301, targeting brachyury, as well as taking a license to the GI-6200 product series, including GI-6207, targeting carcinoembryonic antigen. In 2011, the Company entered into a worldwide, strategic collaboration with Gilead Sciences, Inc., to develop Tarmogens intended for the treatment of chronic hepatitis B infection. For additional information, please visit the company’s website at www.globeimmune.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the adequacy of the Company’s capital to fund its ongoing operations, the potential for Tarmogens to treat or prevent any disease, potential Tarmogen side effect profiles, the Company and its collaborators’ abilities to successfully complete clinical trials, timing and eventual prospects for completion of clinical trials and any approval to market any of the Company’s products and the prospects for the Company’s collaborations. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning GlobeImmune’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Tarmogen is a registered trademark of GlobeImmune, Inc.

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GLOBEIMMUNE CONTACT

Timothy C. Rodell M.D.

President and Chief Executive Officer

T: 303-625-2820

information@globeimmune.com

GLOBEIMMUNE MEDIA CONTACTS

Lena Evans or Tony Russo, Ph.D.

Russo Partners, LLC

T: 212-845-4262 or 212-845-4251

lena.evans@russopartnersllc.com

tony.russo@russopartnersllc.com

GLOBEIMMUNE INVESTOR CONTACT

Susan Noonan

S.A. Noonan Communications

T: 917-513-5303

susan@sanoonan.com